Dresser-Rand Reports $0.31 Diluted EPS

Strong Performance – Bookings up 58%, Sales up 87% and Operating Income up 169%

Record Backlog of $2.7 Billion

HOUSTON, May 3, 2012 /PRNewswire/ --

Results Summary ($ in millions, except per share data):
	First Quarter
	2012	2011
Total revenues	$661.8	$354.2
Income from operations	$51.7	$19.2
Interest expense, net	($16.3)	($15.0)
Early redemption premium on debt	$0.0	($8.2)
Other income, net	$0.1	$3.6
Income (loss) before income taxes	$35.5	($0.4)
Net income attributable to Dresser-Rand	$23.6	$0.4
Diluted EPS	$0.31	$0.00
Shares used to compute EPS (000)	76,049	80,249
Total bookings	$827.0	$522.3
Total backlog	$2,746.8	$2,151.7

Dresser-Rand Group Inc. ("Dresser-Rand" or the "Company") (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported net income of $23.6 million, or $0.31 per diluted share, for the first quarter 2012, compared with net income of $0.4 million, or breakeven earnings per diluted share, for the first quarter 2011. First quarter 2011 results include a pre-tax charge to non-operating income of approximately $15.4 million ($0.13 per diluted share after-tax) related to a debt refinancing.

Vincent R. Volpe Jr., President and Chief Executive Officer of Dresser-Rand, said, "We are pleased with our first quarter 2012 financial results. Income from operations of $52 million was up 169% from year ago levels and above the top end of our guidance range. Bookings of approximately $442 million and $385 million for new units and aftermarket parts and services, respectively, were strong and important in helping us achieve our 2012 earnings goals and in building a strong backlog for 2013.

"As previously guided, we expect to see improved operating margins commensurate with the increase in volume over the balance of the year and, as such, are reiterating our full year operating income guidance of $360 to $420 million. Similarly, we are reiterating bookings guidance for new units and aftermarket parts and services in the range of $1.7 to $1.9 billion and $1.4 to $1.6 billion, respectively.

"Our backlog at the end of the quarter was at a record level of approximately $2.7 billion, which was 28% higher than the year ago level. Our new units backlog of $2.2 billion was up approximately 24% and gives us a good start on 2013 new unit revenues with approximately $900 million of the new unit backlog scheduled to ship in 2013.

"On the strategic front, during the first quarter, we acquired Synchrony, Inc., a technology development company with a portfolio of world-class technologies and products including active magnetic bearings (AMB), low power, high speed motors, small generators, and power electronics for clean, efficient, and reliable rotating machinery.

Bookings of $827.0 million for the first quarter 2012 were 58% higher than the $522.3 million for the first quarter 2011. The $2,746.8 million backlog at the end of March 2012 was 28% higher than the $2,151.7 million backlog at the end of March 2011.

Revenues for the first quarter 2012 of $661.8 million were 87% higher than the first quarter 2011. Guascor was acquired in May 2011 and contributed approximately $91.2 million of revenues in the first quarter 2012.

Total operating income for the first quarter 2012 was $51.7 million compared to operating income of $19.2 million for the first quarter 2011. As a percentage of revenues, operating income for the first quarter 2012 of 7.8% compares with 5.5% for the corresponding period in 2011. First quarter 2012 operating income increased compared with the corresponding period in 2011 principally due to higher revenues. Operating margins improved principally from operating leverage on higher volumes.

Net income was $23.6 million, or $0.31 per diluted share, for the first quarter 2012, compared to net income of $0.4 million, or breakeven earnings per diluted share, for the first quarter 2011. Net income for the first quarter 2011 includes the previously mentioned financing related costs of approximately $15.4 million pre-tax, which decreased earnings per diluted share by $0.13 after-tax.

New Units Segment

New unit bookings of $442.2 million for the first quarter 2012 were 70% higher than the bookings of $259.5 million for the corresponding period in 2011. The backlog at March 31, 2012, of $2,174.3 million was 24% higher than the $1,747.7 million backlog at March 31, 2011.

New unit revenues were $367.7 million for the first quarter 2012 compared to $144.9 million for first quarter 2011, an increase of $222.8 million or 154%. Guascor contributed approximately $21.1 million of revenues in the first quarter 2012.

New unit operating income of $20.2 million for the first quarter 2012 compares with operating income of $13.5 million for the first quarter 2011. This segment's operating margin was 5.5% for the first quarter 2012, compared to 9.3% for the first quarter 2011. The decrease in operating margin was principally due to a less favorable mix of new unit projects as the three months ended March 31, 2011, included a few higher margin projects compared to the three months ended March 31, 2012. Additionally, margins were adversely impacted in 2012 by a higher allocation of overhead cost to the segment resulting from the higher percentage of new unit revenues to total revenues.

Aftermarket Parts and Services Segment

Aftermarket bookings of $384.8 million for the first quarter 2012 were 46% higher than bookings of $262.8 million for the corresponding period in 2011. The backlog at March 31, 2012, of $572.5 million was 42% higher than the $404.0 million backlog at March 31, 2011.

Aftermarket parts and services revenues were $294.1 million for the first quarter 2012, compared to $209.3 million for the first quarter 2011, an increase of $84.8 million or 41%. Guascor contributed approximately $70.1 million of revenues in the first quarter 2012.

Aftermarket operating income was $53.3 million for the first quarter 2012, compared to $28.9 million for the first quarter 2011. This segment's operating margin was 18.1% for the first quarter 2012, compared to 13.8% for the first quarter 2011. This increase was principally from the benefits of operating leverage on higher volume and the lower allocation of overhead cost to the segment resulting from the lower percentage of aftermarket revenues to total revenues.

Liquidity and Capital Resources

As of March 31, 2012, cash and cash equivalents totaled $123.1 million and borrowing availability under the $700 million revolving credit portion of the Company's senior secured credit facility was $233.1 million, as $219.7 million was used for outstanding letters of credit and $247.2 million of borrowings was outstanding.

In the first quarter 2012, cash provided by operating activities was $9.9 million compared with cash used in operating activities of $4.5 million for the corresponding period in 2011. In the first quarter 2012, net cash used in investing activities was $55.8 million compared with $11.4 million for the first quarter 2011. Cash used in investing activities in the first quarter 2012 includes $48.8 million related to the acquisition of Synchrony, Inc. and $4.0 million related to an additional capital investment in the noncontrolling interest of Echogen Power Systems, LLC. Cash used in investing activities in the first quarter 2011 includes $5 million related to the investment in Echogen and a $1.3 million license fee payment to Echogen. Cash provided by financing activities was $37.5 million in the first quarter of 2012, compared to cash used in financing activities of $119.0 million in the first quarter of 2011. As of March 31, 2012, net debt was approximately $920.5 million.

Outlook

The Company reiterates its guidance for 2012 with expectations for new unit bookings of $1.7 to $1.9 billion, aftermarket bookings of $1.4 to $1.6 billion, operating income of $360 to $420 million, new unit segment margins in low double digits and aftermarket segment margins in the range of 22 to 24%. The Company expects its full year 2012 interest expense to be in the range of $60 to $65 million, and the Company expects its effective tax rate to be approximately 32 to 34 percent.

The Company expects second quarter 2012 operating income to be in the range of 17 to 19% of the total year.

Conference Call

The Company will discuss its first quarter 2012 results at its conference call on May 4, 2012, at 9:00 a.m. Eastern Time. You may access the live webcast presentation at www.dresser-rand.com. Participants may also join the conference call by dialing (877) 868-1831 in the U.S. and (914) 495-8595 from outside the U.S. five to ten minutes prior to the scheduled start time.

A replay of the webcast will be available from 12:00 noon Eastern Time on May 4, 2012, through 11:59 p.m. Eastern Time on May 11, 2012. You may access the webcast replay at www.dresser-rand.com. The replay of the conference can be accessed by dialing (800) 585-8367 in the U.S. and (404) 537-3406 from outside the U.S. The replay pass code is 74616286.

About Dresser-Rand

Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, United Kingdom, Spain, Germany, Norway, and India, and maintains a network of 49 service and support centers (including 6 engineering and R&D centers) covering more than 150 countries.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, the Company's plans, objectives, goals, strategies, future events, future bookings, revenues, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information. The words "anticipates," "believes," "expects," "intends," "appears," "outlook," and similar expressions identify such forward-looking statements. Although the company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks, and uncertainties include, among others, the following: economic or industry downturns; the variability of bookings due to volatile market conditions, subjectivity clients exercise in placing orders, and timing of large orders; volatility and disruption of the credit markets; its inability to generate cash and access capital on reasonable terms and conditions; its inability to implement its business strategy to increase aftermarket parts and services revenue; its ability to comply with local content requirements; delivery delays by certain third party suppliers of large equipment; its ability to implement potential tax strategies; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; unexpected product claims and regulations; infringement on its intellectual property or infringement on others' intellectual property; its pension expenses and funding requirements; difficulty in implementing an information management system; and the Company's brand name may be confused with others. These and other risks are discussed in detail in the Company's filings with the Securities and Exchange Commission at www.sec.gov. Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. The company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by applicable law. For information about Dresser-Rand, go to its website at www.dresser-rand.com.

DRC-FIN

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF INCOME

	Three Months Ended March 31,
	(Unaudited)
	2012	2011
	($ in millions, except per share amounts)		Period to Period Change
			2011 to 2012	% Change
Net sales of products	$ 494.7	$ 253.4	$ 241.3	95.2%
Net sales of services	167.1	100.8	66.3	65.8%
Total revenues	661.8	354.2	307.6	86.8%
Cost of products sold	395.2	178.2	217.0	121.8%
Cost of services sold	121.7	75.4	46.3	61.4%
Total cost of sales	516.9	253.6	263.3	103.8%
Gross profit	144.9	100.6	44.3	44.0%
Selling and administrative expenses	88.7	77.0	11.7	15.2%
Research and development expenses	4.5	4.4	0.1	2.3%
Income from operations	51.7	19.2	32.5	169.3%
Interest expense, net	(16.3)	(15.0)	(1.3)	8.7%
Early redemption premium on debt	-	(8.2)	8.2	NM
Other income, net	0.1	3.6	(3.5)	-97.2%
Income (loss) income before income taxes	35.5	(0.4)	35.9	NM
Provision for income taxes	11.2	1.2	10.0	NM
Net income (loss)	24.3	(1.6)	25.9	NM
Net (income) loss attributable to noncontrolling interest	(0.7)	2.0	(2.7)	-135.0%
Net income attributable to Dresser-Rand	$ 23.6	$ 0.4	$ 23.2	NM
Net income per share
Basic	$ 0.31	$ 0.01
Diluted	$ 0.31	$ 0.00
Weighted average shares outstanding - (in thousands)
Basic	75,293	79,451
Diluted	76,049	80,249

DRESSER-RAND GROUP INC.
CONSOLIDATED SEGMENT DATA
($ in millions)

	Three Months Ended March 31,		Period to Period Change		Segment % of Total
	2012	2011	2011 to 2012	% Change	2012	2011
	(Unaudited)
Revenues
New units	$ 367.7	$ 144.9	$ 222.8	153.8%	55.6%	40.9%
Aftermarket parts and services	294.1	209.3	84.8	40.5%	44.4%	59.1%
Total revenues	$ 661.8	$ 354.2	$ 307.6	86.8%	100.0%	100.0%
Gross profit
New units	$ 46.9	$ 31.6	$ 15.3	48.4%
Aftermarket parts and services	98.0	69.0	29.0	42.0%
Total gross profit	$ 144.9	$ 100.6	$ 44.3	44.0%
Income from operations
New units	$ 20.2	$ 13.5	$ 6.7	49.6%
Aftermarket parts and services	53.3	28.9	24.4	84.4%
Unallocable	(21.8)	(23.2)	1.4	-6.0%
Total income from operations	$ 51.7	$ 19.2	$ 32.5	169.3%
Bookings
New units	$ 442.2	$ 259.5	$ 182.7	70.4%
Aftermarket parts and services	384.8	262.8	122.0	46.4%
Total bookings	$ 827.0	$ 522.3	$ 304.7	58.3%
Backlog - ending
New units	$ 2,174.3	$ 1,747.7	$ 426.6	24.4%
Aftermarket parts and services	572.5	404.0	168.5	41.7%
Total backlog	$ 2,746.8	$ 2,151.7	$ 595.1	27.7%

DRESSER-RAND GROUP INC.
CONSOLIDATED BALANCE SHEET
($ in millions)
	March 31,	December 31,
	2012	2011
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$ 123.1	$ 128.2
Restricted cash	23.5	29.5
Accounts receivable, less allowance for losses of $8.6 at 2012 and $9.3 at 2011	410.2	476.9
Inventories, net	447.7	409.0
Prepaid expenses and other	80.3	67.1
Deferred income taxes, net	41.3	40.3
Total current assets	1,126.1	1,151.0
Property, plant and equipment, net	465.4	459.0
Goodwill	914.1	865.5
Intangible assets, net	523.2	502.2
Deferred income taxes	11.0	11.1
Intangible assets, net	67.8	63.9
Total assets	$ 3,107.6	$ 3,052.7

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accruals	$ 573.0	$ 596.4
Customer advance payments	255.9	272.2
Accrued income taxes payable	21.1	19.4
Current portion of long-term debt	37.4	39.3
Total current liabilities	887.4	927.3
Deferred income taxes	43.8	42.3
Postemployment and other employee benefit liabilities	127.8	135.9
Long-term debt	1,029.7	987.9
Other noncurrent liabilities	87.8	86.3
Total liabilities	2,176.5	2,179.7
Stockholders' equity
Common stock, $0.01 par value, 250,000,000 shares authorized;
and 75,636,622 and 75,363,784 shares issued and outstanding at
March 31, 2012, and December 31, 2011, respectively	0.8	0.8
Additional paid-in capital	111.5	105.3
Retained earnings	929.1	905.5
Accumulated other comprehensive loss	(111.2)	(138.8)
Total Dresser-Rand stockholders' equity	930.2	872.8
Noncontrolling interest	0.9	0.2
Total stockholders' equity	931.1	873.0
Total liabilities and stockholders' equity	$ 3,107.6	$ 3,052.7

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
($ in millions)
	Three Months Ended March 31,
	2012	2011
	(Unaudited)
Cash flows from operating activities
Net income (loss)	$ 24.3	$ (1.6)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	20.7	13.8
Deferred income taxes	1.8	0.3
Stock-based compensation	0.6	(0.1)
Excess tax benefits from share-based compensation	(3.8)	(3.4)
Amortization of debt financing costs	0.9	7.8
Provision for losses on inventory	0.1	0.4
Loss on sale of property, plant and equipment	(0.1)	0.1
Net loss from equity investments	1.3	-
Working capital and other, net of acquisitions
Accounts receivable	75.2	29.4
Inventories	(32.4)	(14.8)
Accounts payable and accruals	(36.8)	(37.9)
Customer advances	(21.3)	44.4
Other	(20.6)	(42.9)
Net cash provided by (used in) operating activities	9.9	(4.5)
Cash flows from investing activities
Capital expenditures	(10.0)	(5.1)
Proceeds from sales of property, plant and equipment	0.1	-
Acquisitions, net of cash	(48.8)	-
Other investments	(4.0)	(6.3)
Decrease in restricted cash balances	6.9	-
Net cash used in investing activities	(55.8)	(11.4)
Cash flows from financing activities
Proceeds from exercise of stock options	1.6	2.1
Proceeds from borrowings	147.1	535.0
Excess tax benefits from stock-based compensation	3.8	3.4
Repurchase of common stock	-	(355.0)
Payments for debt financing costs	-	(13.2)
Repayments of borrowings	(115.0)	(291.3)
Net cash provided by (used in) financing activities	37.5	(119.0)
Effect of exchange rate changes on cash and cash equivalents	3.3	9.0
Net decrease in cash and cash equivalents	(5.1)	(125.9)
Cash and cash equivalents, beginning of the period	128.2	420.8
Cash and cash equivalents, end of period	$ 123.1	$ 294.9

DRESSER-RAND GROUP INC.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
Net Debt:

	March 31,	December 31,
	2012	2011
	(Unaudited; $ in millions)
Components of net debt
Cash, cash equivalents and restricted cash	$ 146.6	$ 157.7
Current portion of long-term debt	(37.4)	(39.3)
Long-term debt	(1,029.7)	(987.9)
Net debt	$ (920.5)	$ (869.5)

Net debt is defined as total debt minus cash and cash equivalents. The Company's management views net debt, a non-GAAP financial measure, to be a useful measure of a company's ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

CONTACT: Investors, Blaise Derrico, Vice President, Investor Relations of Dresser-Rand, +1-713-973-5497